Exhibit 5.1

Texas	Bracewell LLP
New York	111 Congress Avenue
Washington, DC	Suite 2300
Connecticut	Austin, Texas
Seattle	78701-4061
Dubai
London	+1.512.472.7800 Office
+1.800.404.3970 Fax

www.bracewelllaw.com

November 14, 2016

Overstock.com, Inc.
799 W. Coliseum Way
Midvale, Utah 84121

Re:                             Subscription Rights Offering

Ladies and Gentlemen:

We have acted as counsel to Overstock.com, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement dated November 14, 2016 (the “Prospectus Supplement”), of the Company, filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Act”), relating to the pro rata issuance by the Company to its stockholders for no consideration of non-transferable subscription rights (the “Rights”) to purchase up to a combined aggregate of 1,000,000 shares of (i) Blockchain Voting Series A Preferred Stock, $0.0001 par value per share, and (ii) Voting Series B Preferred Stock, $0.0001 par value per share (collectively, the “Rights Shares”). The Prospectus Supplement relates to the Registration Statement on Form S-3 previously filed by the Company (Registration No. 333-203607) as amended to date (the “Registration Statement”), which was declared effective on December 9, 2015.  The Company is also filing a Current Report on Form 8-K dated November 14, 2016 (the “Form 8-K”) relating to the offering of the Rights Shares (the “Rights Offering”), which includes this opinion letter as an exhibit. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

At your request, we have examined the Registration Statement, the base prospectus contained in the Registration Statement (the “Base Prospectus”), the Prospectus Supplement, the Certificate of Incorporation and the Bylaws of the Company, both as currently in effect, resolutions of the Board of Directors of the Company, and such other documents as we have deemed necessary for purposes of rendering the opinions in this letter.

We have examined such instruments, documents, certificates and records as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to authentic originals of all documents submitted to us as copies; (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the legal capacity of all natural persons. As to all facts material to the opinions expressed herein we have relied upon certificates or comparable documents of public officials and on oral or written statements and representations of officers of the Company.

Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.              The Rights have been duly authorized and, when issued as described in the Registration Statement, including the Base Prospectus and Prospectus Supplement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.              The Rights Shares have been duly authorized and, when issued as described in the Registration Statement, including the Base Prospectus and Prospectus Supplement, including payment of the subscription price therefor in an amount equal to or greater than the par value thereof, will be validly issued, fully paid and non-assessable.

Our opinion that the Rights are valid and binding obligations of the Company is subject to:

(a)                                 applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally; and

(b)                                 general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We express no opinion as to any laws other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of our name under the heading “Validity of the Securities” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bracewell LLP

Bracewell LLP